Exhibit 10.9

Working Capital Loan Contract

Contract number:

Lender: Zhejiang Wenzhou Longwan Rural Commercial Bank Co., Ltd., Shacheng Branch

Borrower: Zhejiang Leiya Electronics Co., Ltd.

Through mutual discussion and in accordance with national laws, regulations and policies, the lender and the borrower hereby conclude this contract.

Article 1 Amount, type and purpose of the loan

The lender agrees to lend RMB       Yuan (RMB        Yuan) to the borrower; type of the loan: short-term loan; purpose of the loan: to purchase inverters.

Article 2 Term of the loan: the term of the loan under this contract shall start from ____________ and end on ____________. If the actual loan release date and expiry date differ from the dates listed above, the dates specified in the loan document shall prevail.

Article 3 Interest rate for the loan: the interest rate under this contract shall be a monthly rate of _______. If the interest rate specified in the loan document is different from the rate shown above, the information in the loan document shall prevail. In the event of change to the benchmark loan interest rate by the People’s Bank of China, if the loan term is less than one year (incl.), the interest rate agreed under the contract shall remain the same; if the loan term is over one year, the interest rate shall be adjusted according to the change of the rate made by the People’s Bank of China and the adjustment shall be made on a yearly basis and the lender will not advise the borrower separately.

Article 4 Loan release and payment

(1) Drawdown conditions. Drawdown under the contract will require the borrower to meet with following conditions: 1. The borrower hasn’t breached any obligations and responsibilities under the contract; 2. There haven’t been any changes that may damage, delay or hinder the borrower from performing its obligations and responsibilities under the contract; 3. There haven’t been any breach of this contract; 4. The guarantee continues to be valid and there haven’t been any adverse changes that might impact the guarantor’s capacity to provide guarantee and the ability or value of the collateral; 5. The borrower has opened necessary accounts as required by the lender; 6. Other conditions required by the lender: ___.

(2) Release of the loan. Before start using the loan, the borrower needs to apply to the lender for drawdown. After reviewing the application and confirming that all the drawdown conditions have been met, the loan will be transferred to borrower’s designated account.

(3) Payment of the loan. Authorized payment. If the single payment exceeds RMB one million Yuan, the lender-authorized payment shall apply. The lender, after reviewing and approving all the documents, shall pay the loan funds to the borrower’s trading partner through the borrower’s account according to the borrower’s power of attorney, relevant payment document, business contract and other required verification materials; 2. Independent payment. If the lender-authorized payment doesn’t apply, the independent payment by the borrower will apply. The borrower, within 30 days of use of the loan funds, must provide necessary trading documents related to the loan funds payment and summarizes the payment of the loan. The lender shall have the right to conduct account analysis, verify the documents, and conduct on-site investigation and other necessary actions to find out if the loan fund payment conforms to the agreed purpose; 3. In the process of loan payment hereunder, if the credit status of the borrower deteriorates, its business profitability is not strong enough, and the use of loan funds is unusual, the borrower shall negotiate with the lender on setting up supplementary loan release and payment conditions, or the lender shall have the right to change the payment method and stop the release and payment of loan funds.

Article 5 Repayment method: About repayment method agreed in the contract, monthly (monthly, quarterly or yearly) for interest payment; 20th day monthly (monthly or end of quarter or end of year) will be the interest settlement date and the next day will be interest payment date. Any repayment beyond the date listed above shall be deemed as breach of contract. The principal must be paid back in a lump sum at the end of the loan term. However if there are other special terms on loan repayment agreed herein, the special loan repayment terms shall apply.

Article 6 The borrower undertakes the following: (1) the borrower has been approved and registered by the administration for industry and commerce or other competent authorities in accordance with law, and the loan borrowing meets with the requirements of laws and regulations; (2) the borrower and its legal representative, shareholder, senior officers have good credit standing and do not have any major bad records; (3) it agrees to provide all required documents and materials related to the release, payment and use of funds under this contract and all the submitted materials, documents, data and information are truthful, accurate, complete, lawful and valid; (4) it will work with the lender on payment management and is voluntary to receive the on-site and non-on-site investigations carried out by the lender; (5) If part or all of the guarantee under the guarantee contract lose the security capacity, it is obliged to advise the lender in a timely manner and provide additional guarantee that is satisfactory to the lender as required by the lender; (6) all the transaction between the borrower and its associated parties must be honest and fair and shall not cause any direct or indirect harm to the lender’s interest and benefit under the contract; (7) advise the lender of any major adverse events that may affect its ability to repay the loan in a timely manner.

Article 7 Loan extension: if the borrower needs to extend the term of the loan, it must apply in writing to the lender prior to the expiry date of the loan. After obtaining the lender and guarantor’s approval, the lender, borrower and guarantor shall enter a separate loan repayment extension agreement. After the loan is extended, if the extended term plus the original term of the loan reaches a new interest rate standard, the interest rate shall be determined according to the current interest rate for the accumulative term.

Article 8 If any of the following occurs to the borrower, the lender shall have the right to stop paying unreleased loan and recover unmatured loan in advance: (1) failing to repay the principal or interest of the loan on time or failing to repay the principal and interest of the loan in accordance with the repayment method agreed in the loan document; (2) failing to use the loan for the purposes agreed hereunder; (3) failing to pay the loan funds in accordance with the methods agreed hereunder; (4) failing to comply with the commitments agreed under the contract; (5) failing to repay other debts due to the lender on time or failing to repay debts due to any other financial institutions or a third party on time; (6) its properties or assets are subject to looting and other incidents; (7) becomes involved in major adverse legal proceedings; (8) becomes subject to serious administrative penalty by an administrative authority; (9) closes down or becomes liquidated; (10) conceals the financial condition, business condition of the company or withdraws capital illegally; (11) engages in contracting, entrusting, authorizing, leasing, joint partnering, merging, dividing, transferring, assigning, or carrying out shareholding reform or reducing registered capital without the lender’s written approval; (12) change the name, legal representative, shareholder of the company; or change the residence or business scope or other industrial and commercial registration information and fails to advise the lender in writing at least one month before such changes occur; (13) evades tax, becomes bankrupt, dissolves, is order to shut down or has its business license revoked (cancelled); (14) involves in other activities that may seriously affects its loan repayment ability or loss of credibility.

Article 9 Loan guarantee: the guarantee provided by the borrower shall remain valid and competent until the lender’s rights under the contract expire. If the guarantee ability of the collateral reduces or loses its guarantee ability, or the circumstances listed in paragraphs (4)-(14) of article 8, the lender shall have the right to stop paying the unreleased loan and recover the unmatured loan in advance.

Article 10 Liability of breach of contract:

(1) Breach by the borrower and its liability of breach: 1. Failing to repay the principal within the specified term (including the extended term); from the date it becomes overdue, additional 50% of penalty interest rate will be charged as agreed in the contract; 2. Failing to repay interest of the loan and compound interest will be charged at the penalty rate; 3. Failing to use the loan for the purposes agreed under the contract; if the loan becomes misappropriated, an additional 100% of penalty rate will be charged for the period the loan is misappropriated; 4. if the borrower intends to pay back the loan early, the lender’s approval is required; the lender has the right on the loan paid back early at the term and interest rate agreed in the contract; however if the lender’s approval has been obtained, the interest may be calculated and charged according to the interest rate and the actual number of days agreed herein.

(2) Breach by the lender and its liability of breach: if the lender fails to provide the loan as agreed, it shall be liable to pay a penalty to the borrower according to the breaching amount, overdue interest rate, and the number of days of the breach.

Article 11 Performance of the contract: (1) When the lender transfers the fund to the borrower’s account, it shall be deemed that the lender has performed its obligation to release the loan; (2) The lender can directly deduct funds from the borrower’s account to recover the matured principal and interest or recover the principal and interest in advance according to the agreement.

Article 12 Conclusion, validation and termination of the contract: (1) this contract shall take effect from the date it is signed (sealed) by both parties; the borrower shall provide appropriate guarantee for the lender’s creditor’s rights and this contract will take effect from the date the guarantee contract is signed and starts to take effect. (2) the borrower shall provide appropriate guarantee for the lender’s creditor’s rights within 30 days after the conclusion of this contract and the lender shall have the right to terminate this contract if the borrower fails to do so.

Article 13: Other agreed matters:_____________.

Article 14 Use of the information: the borrower agrees that the lender can enter (access and disclose) the borrower’s information in the personal (corporate) credit database and other related information system of People’s Bank of China in accordance with the regulations of People’s Bank of China and other competent authorities. If the borrower engages in breaching activities under the contract, the lender shall have the right to disclose the breaching information or provide required information to the collection unit to recover the funds according to the circumstance of the breach.

Article 15 Dispute resolution: if any disputes arise from the contract, both parties shall try to resolve the dispute through negotiation; if such negotiation fails, they may lodge a complaint with the People’s Court at the lender’s place.

Article 16: Other information

(1) The guarantee contract corresponding to this contract is _____________, which constitute an integral part of this contract.

(2) The loan document and related receipts and attachments are also an integral part of this contract and shall have the same force as this contract.

(3) All the notarial cost, legal cost, assessment fee and lawyer’s fee and other necessary fees and costs for realization of creditor’s rights shall be under the accountability of the borrower.

(4) The lender has requested the borrower to have a full and accurate understanding of the terms and conditions of this contract and has provided thorough explanation of the terms as required by the borrower; all terms of this contract have been fully discussed before its conclusion; the borrower has fully understood the meanings of the terms under the contract as well as the corresponding legal consequences.

(5) This contract is made in three copies. The lender holds 2 copies, the borrower and shall hold one copy each. All copies shall have the same legal force.

Borrower Borrower Zhejiang Leiya Electronics Co., Ltd. (sealed) Legal representative/Person-in-charge (or agent): (signature) Shengling Xiang (sealed) Hongyan Wang (signature and sealed)

Lender

Lender

Special seal (2) for Loan of Zhejiang Wenzhou Longwan Rural Commercial Bank Co., Ltd., Shacheng Branch (sealed)

Person-in-charge (or agent): (signature or stamp)

Xu Panpan (signature and sealed)

Date of signing: ____________

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